UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2025

MADISON SQUARE GARDEN SPORTS CORP.

(Exact name of registrant as specified in its charter)

Nevada	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Penn Plaza, New York, New York	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 465-4111

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	MSGS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Knicks Revolving Credit Facility

On November 6, 2025, New York Knicks, LLC (“Knicks LLC”), a wholly owned subsidiary of Madison Square Garden Sports Corp. (the “Company”), entered into Amendment No. 1 to its Second Amended and Restated Credit Agreement which amended and restated the Second Amended and Restated Credit Agreement, dated December 14, 2021 (the “2021 Knicks Credit Agreement” and as so amended and restated, the “2025 Knicks Credit Agreement”), among New York Knicks, LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, in its entirety.

The 2025 Knicks Credit Agreement provides for a senior secured revolving credit facility of up to $425,000,000 (the “2025 Knicks Revolving Credit Facility”) to fund working capital needs and for general corporate purposes. The maturity date of the 2025 Knicks Credit Facility is November 6, 2030. Borrowings under the 2025 Knicks Credit Agreement bear interest at a floating rate, which at the option of Knicks LLC may be either (i) a base rate plus a margin ranging from 0.25% to 0.375% per annum or (ii) term SOFR plus a credit spread adjustment of 0.10% per annum plus a margin ranging from 1.25% to 1.375% per annum depending on the credit rating applicable to the NBA’s league-wide credit facility. The $267,000,000 in borrowings outstanding under the existing senior secured revolving credit facility under the 2021 Knicks Credit Agreement were refinanced in full with proceeds from the 2025 Knicks Credit Agreement. The outstanding balance under the 2025 Knicks Revolving Credit Facility was $267,000,000 as of November 6, 2025.

The 2025 Knicks Credit Agreement requires Knicks LLC to maintain a minimum debt service ratio of at least 1.5:1.00. In addition, the 2025 Knicks Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of indebtedness and liens, restricted payments and certain fundamental changes. The 2025 Knicks Credit Agreement also includes customary events of default, upon and following the occurrence of which the lenders would have the right to accelerate the obligations outstanding under the 2025 Knicks Credit Agreement.

The foregoing description of the 2025 Knicks Credit Agreement is qualified in its entirety by reference to Amendment No. 1 to the Second Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Rangers Revolving Credit Facility

On November 6, 2025, New York Rangers, LLC (“Rangers LLC”), a wholly owned subsidiary of the Company, entered into Amendment No. 1 to its Second Amended and Restated Credit Agreement, which amended the Second Amended and Restated Credit Agreement, dated December 14, 2021 (the “2021 Rangers Credit Agreement” and as so amended, the “2025 Rangers Credit Agreement”), among New York Rangers, LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto, in its entirety.

The 2025 Rangers Credit Agreement provides for a senior secured revolving credit facility of up to $250,000,000 (the “2025 Rangers Revolving Credit Facility”) to fund working capital needs and for general corporate purposes. The maturity date of the 2025 Rangers Credit Facility is November 6, 2030. Borrowings under the 2025 Rangers Credit Agreement bear interest at a floating rate, which at the option of Rangers LLC may be either (i) a base rate plus a margin ranging from 0.375% to 0.625% per annum or (ii) term SOFR plus a credit spread adjustment of 0.10% per annum plus a margin ranging from 1.375% to 1.625% per annum depending on the credit rating applicable to the NHL’s league-wide credit facility. There were no borrowings outstanding under the 2025 Rangers Revolving Credit Facility as of November 6, 2025.

The 2025 Rangers Credit Agreement requires Rangers LLC to maintain a minimum debt service ratio of at least 1.5:1.00. In addition, the 2025 Rangers Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of indebtedness and liens, restricted payments and certain fundamental changes. The 2025 Rangers Credit Agreement also includes customary events of default, upon and following the occurrence of which the lenders would have the right to accelerate the obligations outstanding under the 2025 Rangers Credit Agreement.

The foregoing description of the 2025 Rangers Credit Agreement is qualified in its entirety by reference to Amendment No. 1 to the Second Amended and Restated Credit Agreement, which is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of November 6, 2025, by and among New York Knicks, LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto.

10.2	Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of November 6, 2025, by and among New York Rangers, LLC, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MADISON SQUARE GARDEN SPORTS CORP. (Registrant)

By:	/s/ Victoria M. Mink
	Name:	Victoria M. Mink
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Dated: November 7, 2025